Parke Bancorp, Inc.
601 Delsea Drive,
Washington Township, NJ 08080

Contact:
Vito S. Pantilione, President and CEO
John S. Kaufman, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES SECOND QUARTER 2022 EARNINGS

Highlights:

Net Income:	$10.7 million
Revenue:	$23.0 million for Q2 2022
Total Assets:	$1.99 billion, decreased 6.8% over December 31, 2021
Total Loans:	$1.55 billion, increased 4.3% over December 31, 2021
Total Deposits:	$1.61 billion, decreased 9.2% over December 31, 2021

WASHINGTON TOWNSHIP, NJ, July 20, 2022 - Parke Bancorp, Inc. (“Parke Bancorp” or the "Company") (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter ended June 30, 2022.
Highlights for the three and six months ended June 30, 2022:
•Net income available to common shareholders was $10.7 million, or $0.90 per basic common share and $0.88 per diluted common share, for the three months ended June 30, 2022, a decrease of $19.0 thousand, or 0.2%, compared to net income available to common shareholders of $10.8 million, or $0.90 per basic common share and $0.89 per diluted common share, for the same quarter in 2021. The decrease is primarily driven by lower net interest income and increased loan loss provision, partially offset by higher non-interest income.

•Net interest income decreased 0.6% to $18.0 million for the three months ended June 30, 2022, compared to $18.1 million for the same period in 2021.

•Provision for loan losses increased $350.0 thousand for the three months ended June 30, 2022. There was no provision for loan losses recorded for the same period in 2021.

•Non-interest income increased $420.0 thousand, or 20.1%, to $2.5 million for the three months ended June 30, 2022, compared to $2.1 million for the same period in 2021.

•Net income available to common shareholders was $20.8 million, or $1.75 per basic common share and $1.71 per diluted common share, for the six months ended June 30, 2022, an increase of $643.0 thousand, or 3.2%, compared to net income available to common shareholders of $20.2 million, or $1.70 per basic common share and $1.67 per diluted common share, for the same period in 2021. The increase is primarily driven by higher non-interest income, an increase in net interest income, and reduced loan loss provision.

•Net interest income increased 0.5% to $35.1 million for the six months ended June 30, 2022, compared to $34.9 million for the same period in 2021.

•Non-interest income increased $261.0 thousand, or 6.0%, to $4.6 million for the six months ended June 30, 2022, compared to $4.3 million for the same period in 2021.

•Provision for loan losses decreased $150.0 thousand to $350.0 thousand for the six months ended June 30, 2022, compared to $500.0 thousand for the same period in 2021.

The following is a recap of the significant items that impacted the three and six months ended June 30, 2022:
Interest income decreased $861.0 thousand for the second quarter of 2022 compared to the same period in 2021, primarily due to a decrease in early loan payoff fees collected, as well as a decrease in fees earned from the Paycheck Protection Program ("PPP"), partially offset by an increase in interest earned on average deposits held at the Federal Reserve Bank ("FRB"). The increase in interest earned on average deposits was attributable to higher interest rates. For the six months ended June 30, 2022, interest income decreased $1.8 million from the same period in 2021, primarily driven by lower average loan balances, as well as a decrease in fees earned from the PPP, partially offset by higher interest rates on average deposits held in the FRB.

Interest expense decreased $752.0 thousand for the three months ended June 30, 2022, compared to the same period in 2021, primarily due to lower outstanding deposit balances. For the six months ended ended June 30, 2022, interest expense decreased $2.0 million, driven by lower outstanding deposit and borrowing balances.

The provision for loan losses increased $350.0 thousand for the three months ended June 30, 2022, compared to the same period in 2021, as a result of an increase in loan balances. For the six months ended June 30, 2022, the provision for loans losses decreased $150.0 thousand from the same period in 2021.

Non-interest income increased $420.0 thousand and $261.0 thousand for the three and six months ended June 30, 2022, respectively, compared to the same periods in 2021, primarily as a result of an increase in gain on sale of OREO assets as well as an increase in loan fees.

Income tax expense increased $56.0 thousand for the second quarter 2022 and $216.0 thousand for the six months ended June 30, 2022, respectively, compared to the same periods in 2021. The effective tax rate for the three and six months ended June 30, 2022 was 25.6% and 25.4%, respectively, compared to 25.3% and 25.3% for the same periods in 2021.

June 30, 2022 discussion of financial condition
•Total assets decreased to $1.99 billion at June 30, 2022, from $2.14 billion at December 31, 2021, a decrease of $146.1 million, or 6.8%, primarily due to a decrease in cash and cash equivalents attributed to a decrease in deposits, partially offset by an increase in loans receivable.
•Cash and cash equivalents totaled $393.2 million at June 30, 2022, as compared to $596.6 million at December 31, 2021.
•The investment securities portfolio decreased to $20.6 million at June 30, 2022, from $23.3 million at December 31, 2021, a decrease of $2.6 million, or 11.3%, primarily due to pay downs of securities as well as lower security valuations due to an increase in market interest rates.
•Gross loans increased to $1.55 billion at June 30, 2022, from $1.48 billion at December 31, 2021, an increase of $63.3 million or 4.3%.
•Nonperforming loans at June 30, 2022 decreased to $3.9 million, representing 0.25% of total loans, a decrease of $0.4 million, from $4.3 million of nonperforming loans at December 31, 2021. OREO at June 30, 2022 was zero, compared to $1.7 million at December 31, 2021. Nonperforming assets (consisting of nonperforming loans and OREO) represented 0.19% and 0.28% of total assets at June 30, 2022 and

December 31, 2021, respectively. Loans past due 30 to 89 days were $14.6 million at June 30, 2022, an increase of $14.2 million from December 31, 2021, and was driven by two commercial real estate ("CRE") non-owner occupied loans.
•The allowance for loan losses was $30.4 million at June 30, 2022, as compared to $29.8 million at December 31, 2021. The ratio of the allowance for loan losses to total loans was 1.97% and 2.01% at June 30, 2022 and at December 31, 2021, respectively. The ratio of allowance for loan losses to non-performing loans was 786.6% at June 30, 2022, compared to 692.8%, at December 31, 2021.
•Total deposits were $1.61 billion at June 30, 2022, down from $1.77 billion at December 31, 2021, a decrease of $162.1 million or 9.2% compared to December 31, 2021. The decrease in deposits was attributed to a decrease in non-interest demand deposits of $100.5 million, and time deposits of $85.2 million, partially offset by increases of $21.4 million and $7.6 million in savings and money market deposits, respectively.

•Total borrowings were flat at $121.0 million at June 30, 2022 from December 31, 2021.
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•Total equity increased to $249.1 million at June 30, 2022, up from $232.4 million at December 31, 2021, an increase of $16.8 million, or 7.2%, primarily due to the retention of earnings, partially offset by the distribution of $3.8 million of dividends.

CEO outlook and commentary
Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp, Inc. and Parke Bank, provided the following statement:
"Parke Bank continued to generate consistent earnings in the first half of 2022. Net Income of $20.8 million, $1.75 per basic common share, for the first six months of 2022, is $643,000 over the same period in 2021. Total Loans increased 4.3% from December 31, 2021, growing to $1.55 billion at June 30, 2022. Total Assets decreased 6.8% to $1.99 billion at June 30, 2022. The decrease was primarily due to a decrease in deposits of 9.2% from December 31, 2021, to $1.61 billion at June 30, 2022. One of the primary reasons for the decline in our deposits is the fluctuation in our cannabis deposits."
"Just when we see the Country starting to recover from the devastating COVID-19 pandemic, runaway inflation hits and the Federal Reserve Board raised interest rates 125 basis points in the past two months. There are strong indications that there will continue to be substantial interest rate increases for the balance of 2022 and most likely the beginning of 2023. Statements made acknowledge that the drastic interest rate increases, which are needed to fight a 41 year record inflation rate, may push the Country into a recession. In the opinion of some experts, the Country is already in the beginning of a recession. There are signs that the red hot real estate market is starting to cool off. If that is not enough to raise concerns, there are now reports that a new COVID strain is spreading across the world and is apparently not affected by the vaccines."
"This isn’t the first challenging economy this Country has faced, and unfortunately, it most likely won’t be the last. There are always opportunities where there are challenges. The key is to be well prepared and well positioned to prevail during tough times, with the financial strength to take advantage of those opportunities that arise. Most often asset quality is a casualty of a challenging economy, so Parke Bank continues to maintain a strong Allowance for Loan Loss Reserve, which is close to 2% of our total loan portfolio. Our strong earnings and capital position provide the foundation needed to face, as one expert put it, the coming hurricane."

Forward Looking Statement Disclaimer

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to maintain a strong capital base, strong earning and strict cost controls; our ability to generate strong revenues with increased interest income and net interest income;; our ability to continue the financial strength and growth of our Company and Parke Bank; our ability to continue to increase shareholders’ equity, maintain strong reserves and good credit quality; our ability to ensure our Company continues to have strong loan loss reserves; our ability to ensure that our loan loss provision is well positioned for the future as the COVID-19 pandemic continues; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to continue growing our Company, our earnings and shareholders’ equity; and our ability to continue to grow our loan portfolio; the possibility of additional corrective actions or limitations on the operations of Parke Bancorp, Inc. and Parke Bank being imposed by banking regulators, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

(PKBK-ER)

Financial Supplement:

Table 1: Condensed Consolidated Balance Sheets (Unaudited)

Parke Bancorp, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2022	2021
	(Amounts in thousands)
Assets
Cash and cash equivalents	$393,241	$596,553
Investment securities	20,641	23,269
Loans, net of unearned income	1,548,133	1,484,847
Less: Allowance for loan losses	(30,448)	(29,845)
Net loans	1,517,685	1,455,002
Premises and equipment, net	6,088	6,265
Bank owned life insurance (BOLI)	27,856	27,577
Other assets	24,872	27,779
Total assets	$1,990,383	$2,136,445

Liabilities and Equity

Non-interest bearing deposits	$453,299	$553,810
Interest bearing deposits	1,153,007	1,214,600
FHLBNY borrowings	78,150	78,150
Subordinated debentures	42,826	42,732
Other liabilities	13,984	14,792
Total liabilities	1,741,266	1,904,084

Total shareholders’ equity	249,117	232,361
Total equity	249,117	232,361

Total liabilities and equity	$1,990,383	$2,136,445

Table 2: Consolidated Income Statements (Unaudited)
	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021
	(Amounts in thousands, except share data)
Interest income:
Interest and fees on loans	$19,457	$21,053	$38,657	$41,291
Interest and dividends on investments	182	182	371	382
Interest on deposits with banks	866	131	1,114	254
Total interest income	20,505	21,366	40,142	41,927
Interest expense:
Interest on deposits	1,809	2,472	3,650	5,299
Interest on borrowings	722	811	1,418	1,739
Total interest expense	2,531	3,283	5,068	7,038
Net interest income	17,974	18,083	35,074	34,889
Provision for loan losses	350	—	350	500
Net interest income after provision for loan losses	17,624	18,083	34,724	34,389
Non-interest income
Service fees on deposit accounts	1,313	1,212	2,629	2,824
Gain on sale of SBA loans	22	79	22	124
Other loan fees	441	331	716	595
Bank owned life insurance income	141	143	280	283
Net gain on sale and valuation adjustment of OREO	281	72	328	51
Other	316	257	615	452
Total non-interest income	2,514	2,094	4,590	4,329
Non-interest expense
Compensation and benefits	2,458	2,455	5,145	5,080
Professional services	541	889	1,092	1,742
Occupancy and equipment	624	606	1,270	1,150
Data processing	313	337	637	682
FDIC insurance and other assessments	259	311	546	572
OREO expense	56	113	90	127
Other operating expense	1,460	1,009	2,610	2,136
Total non-interest expense	5,711	5,720	11,390	11,489
Income before income tax expense	14,427	14,457	27,924	27,229
Income tax expense	3,689	3,633	7,095	6,879
Net income attributable to Company and noncontrolling interest	10,738	10,824	20,829	20,350
Less: Net income attributable to noncontrolling interest	—	(67)	—	(164)
Net income attributable to Company	10,738	10,757	20,829	20,186
Less: Preferred stock dividend	(7)	(7)	(14)	(14)
Net income available to common shareholders	$10,731	$10,750	$20,815	$20,172
Earnings per common share
Basic	$0.90	$0.90	$1.75	$1.70
Diluted	$0.88	$0.89	$1.71	$1.67
Weighted average common shares outstanding
Basic	11,914,454	11,891,558	11,909,892	11,881,902
Diluted	12,185,252	12,111,693	12,182,786	12,110,269

Table 3: Operating Ratios

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
Return on average assets	2.13%	2.08%	2.05%	1.94%
Return on average common equity	17.54%	20.24%	17.39%	19.49%
Interest rate spread	3.34%	3.23%	3.22%	3.08%
Net interest margin	3.61%	3.56%	3.49%	3.42%
Efficiency ratio	27.87%	28.35%	28.72%	29.30%
* Return on the average assets is calculated using net income attributable to Company and noncontrolling interest dividing average assets

Table 4: Asset Quality Data

	June 30,	December 31,
	2022	2021
	(Amounts in thousands except ratio data)
Allowance for loan losses	$30,448	$29,845
Allowance for loan losses to total loans	1.97%	2.01%
Allowance for loan losses to non-accrual loans	786.57%	692.78%
Non-accrual loans	$3,871	$4,308
OREO	$—	$1,654